UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 2, 2008

155 East Tropicana, LLC
(Exact name of registrant as specified in its charter)

Nevada	333-124924	20-1363044
(State or other jurisdiction	(Commission	(IRS Employer
Of incorporation)	File Number)	Identification No.)

115 East Tropicana Avenue, Las Vegas, NV	89109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(702) 597-6076

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01                                             Termination of a Material Definitive Agreement.

As previously reported, 155 East Tropicana, LLC (the “Company”) entered into a definitive Asset Purchase Agreement with Hedwigs Las Vegas Top Tier, LLC (the “Buyer”), an affiliate of the investment group led by NTH Advisory Group, LLC and subsequently entered into a first and second amendment to the Asset Purchase Agreement.  On June 2, 2008, the Company entered into a third amendment to the Asset Purchase Agreement (the “Third Amendment”).

The Third Amendment provides for a closing on or before June 30, 2008.  The Buyer may extend the closing (i) from June 30, 2008 to July 31, 2008 by paying an additional deposit of $1 million and (ii) from July 31, 2008 to August 31, 2008 by paying an additional deposit of $2 million.  Any such deposits paid are not refundable and fully earned on the date of payment.  Notwithstanding the Buyer’s right to extend the closing date, the Asset Purchase Agreement shall terminate if the closing has not occurred on or before September 1, 2008. Additionally, the Company may solicit competing offers from parties other than the Buyer, but may not enter into an agreement relating to such offers.  The Third Amendment further provides that all deposits and extension fees paid under the Agreement will be credited toward the purchase price at closing and increases the cash purchase price to $98 million.  In connection with the Third Amendment, the Buyer must make a $500 thousand payment to the Company on or before June 6, 2008 which payment is non-refundable and fully earned on the date of payment.

The foregoing summary of certain terms of the Third Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Third Amendment, attached hereto as Exhibit 10.1.

Section 9 — Financial Statements and Exhibits

Item 9.01               Financial Statements and Exhibits.

                (d)           Exhibits.

                                Exhibit 10.1 — Third Amendment to Asset Purchase Agreement signed June 2, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

155 EAST TROPICANA, LLC
(Registrant)

	By:	/s/Deborah J. Pierce
Date: June 4, 2008		Deborah J. Pierce
	Its:	Chief Financial Officer